Exhibit 99.1

Contact Information:

Investors:

Brainerd Communicators, Inc.

Corey Kinger

(212) 986-6667

kinger@braincomm.com

WEIGHT WATCHERS TO PREPAY PORTION OF

INITIAL TRANCHE B-2 TERM LOANS

New York, NY, May 24, 2017 — On May 18, 2017, Weight Watchers International, Inc. (NYSE: WTW) commenced an offer to prepay at a discount to par up to $75 million of Initial Tranche B-2 Term Loans outstanding under, and as defined in, and pursuant to the terms of, the Credit Agreement among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and an issuing bank, The Bank of Nova Scotia, as revolving agent, swingline lender and an issuing bank, and the other parties thereto. On May 24, 2017, the Company accepted offers with a discount equal to or greater than 3.28% in respect of the Initial Tranche B-2 Term Loans. To complete the prepayment of the accepted offers, on May 25, 2017, the Company will expend an aggregate amount of cash proceeds totaling approximately $73.03 million plus an amount sufficient to pay accrued and unpaid interest on the amount to be prepaid to prepay approximately $75.51 million of the Initial Tranche B-2 Term Loans, resulting in approximately $2.48 million in savings on the payment.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is one of the most recognized and trusted brand names among weight-conscious consumers. Weight Watchers provides commercial weight management services through a global network of Company-owned and franchise operations and offers innovative, digital weight management products through its websites, mobile sites and apps. These services and products are built on the Company’s weight management program, which helps millions of people around the world lose weight through sensible and sustainable food plans, activity, behavior modification and group support. Weight Watchers has an unparalleled network of service providers to assist members on their journey and also offers a wide range of products, publications and programs for those interested in weight loss and healthier living.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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